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Exhibit 10.9

TELEWEST COMMUNICATIONS GROUP LTD
STATEMENT OF TERMS AND CONDITIONS

Employer:	TELEWEST COMMUNICATIONS GROUP LTD ("the Company") Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW
Employee:	Neil Smith 27 Broom Farm Close, Nailsea, Bristol BS48 4YI
Initial place of employment will be:	Genesis Business Park, Albert Drive, Woking, Surrey, GU21 5RW

        This statement should be read to conjunction with the Company Handbook and policies. The Handbook does not form part of your contract of employment, unless specifically stated, and is intended to be for guidance only.

1.     Commencement of Employment

  Your employment under this contract will commence on a date still to be confirmed and your period of continuous employment for the purposes of the Employment Rights Act 1996 (or as amended) will commence on your agreed start date.

  Unless otherwise deemed by law or agreed between you and the Company, no period of employment with a previous employer or the Company shall be treated as continuous with any period of employment by the Company.

2.     Position

  You will be employed as Group Financial Controller, Grade D.*

  In this position you will report to the Group Finance Director of Telewest Communications Group Ltd.*

  *(Refer to attached letter)

  You are required to comply with all the Company's rules and policies. The Company reserves the right to vary any of these rules, regulations and policies, or to introduce new ones and you will be notified of any such changes.

  From time to time, you may be required to undertake the duties of absent colleagues or to assist in other departments/teams where the work load may be particularly high, to ensure that the Company's business needs are met.

  You agree that you will diligently perform all duties assigned to you and that you will use your best endeavours to further the interests of the Company.

3.     Hours of Work

  You will be required to work a minimum of 37.5 hours per week. Your normal hours of work will be between 9.00 am and 5.30 pm Monday to Friday. The Company reserves the right to alter these hours from time to time to meet the needs of the business. At the discretion of the Management, you may be required to work outside or in excess of these normal working hours to meet the Company's requirements. If this is necessary payment for overtime will not be given.

  The Company's policy under the Working Time Regulations 1998 stipulates that your hours of work including overtime and call out, may exceed an average of 48 hours per week when averaged over 17 weeks. By signing this statement of Terms and Conditions, you agree to work more then 48 hours per week, when averaged over 17 weeks, as and when required. This agreement will be effective unless you give written notice to your manager, before signing this agreement, signed and dated by you, that you do not wish to work in excess of an average of 48 hours per week, over 17 weeks.

4.     Mobility

  Your initial place of work is as stated above.

  You may be required to work at another establishment of the Company, further to reasonable notice, either temporarily or permanently, as the business may necessitate. In the event of a change of work place, you will be entitled to receive benefits under either the relevant Short Term Mobility or Relocation policy.

5.     Payment

  Your basic salary will be at the rate of £150,000 or such other sums as may be notified to you in writing. Your salary will be reviewed on lst April 2001, but will not necessarily be increased.

  In addition, the Company operates an annual bonus scheme. Under the terms of the current scheme, your bonus opportunity would be 0-25-50% payable on performance against Company and personal objectives. To qualify for a bonus payment, you must actually be employed at the time the bonus payment is paid. The scheme rules may be found on the bonus plan booklet, available from your HR department. The bonus is discretionary and may be changed or withdrawn, as appropriate, at the complete discretion of the Company. The annual bonus is paid for objectives achieved during the previous year.

  Your salary will be payable monthly on the closest preceding working day to the 26th of each month. This will be paid 26 days in arrears, the remainder of the month in advance and net of all standard and agreed deductions. You agree that during the period of your employment you will maintain a Bank, Building Society or similar account for the purpose of receiving the payment of your salary.

  The Company reserves the right to deduct from your remuneration, and you agree that the Company will deduct from your remuneration, any monies due to the Company and notified to you, at any time that such a debt accrues or from final payment due on the termination of employment. The Company reserves the right to claim any shortfall from you, and you agree to pay this, should insufficient monies exist in your final salary, This includes any payment of training pay, salary advances. or such loans, any monies owing under any Concessionary Services arrangements or any other payments issued either at commencement of employment, or at any time during employment and any monies owing according to the company vehicle policy. This clause will also apply in cases of overpayment of any remuneration or any other payments (statutory or discretionary) made by error or through any misrepresentation otherwise by the Company, you or any third party. The Company also reserves the right to withhold payment or deduct from salary a day's pay for each unauthorised day of absence.

6.     Termination of Employment

  The Company may terminate your employment by serving you 12 months notice is writing. If you with to terminate your employment you must give 6 months notice in writing.

  The Company may pay salary in lieu as an alternative to you working out the notice period. The Company reserves the right to terminate your employment without notice and without payment in lieu of notice in cases of gross misconduct and after a full investigation has taken place.

  During your period of notice, whether given by you or the Company, the Company may refuse to allow holiday to be taken, if deemed appropriate. Alternatively, during any period of notice, the Company may require you to take any outstanding holiday.

  The Company may, with reasonable cause, suspend you from your employment on full basic salary (including "On Target Earnings") at any time.

  On termination of your employment you are required immediately to surrender to the Company in accordance with its instruction all books, documents, papers, reports and copies thereof and all other property belonging to the Company or associated Company or relating to its business affairs or dealings which are in your possession or under your control, including any car, portable computer, and mobile phone or pager provided with your employment.

  You may be required, during any period of notice of termination given either by yourself or the Company, at the request of the Company, to take leave during which you will be entitled to normal remuneration and benefits. You may not be required to attend at work, nor to carry out any duties, but you would be required to ensure that you are available at all times during that period at the request of the Company. You would during this period, not be entitled to access to the Company's premises without prior permission from your manager.

  You will be required to immediately return all Company documentation and other materials in your possession.

7.     Change of Terms and Conditions of Employment

  From time to time there may be variations in your Terms and Conditions of employment. Any changes will be notified to you in a statement of variation to our original Statement of Terms and Conditions. Your agreement to any change will be sought at least one month before the change becomes effective. You will be notified of any such change and will be considered to have been accepted by you if you continue to work in accordance with the change in terms for a period of one month.

8.     Restrictive Covenants during and after employment

  a.
  You agree that you will not either during your employment, or during the six month period after the termination (for whatever reason) either on your own account or in conjunction with or on behalf of any other person, attempt to solicit or entice away from the Company or on behalf of say other person, attempt to solicit or entice away from any associated Company, any individual who is an employee of the Company, any individual who is contracted to render services to any such Company, or any related "team" of such individuals. You agree that this enticement may be by means of supplying names or expressing suitability or otherwise. In both cases, such individuals may be those, known to you by reputation, or because you had business dealings with such persons, during your employment with the Company, whether or not such persons would commit a breach of contract themselves, by reason of leaving service.

  b.
  You agree that you will not, either during your employment or during the six month period from the termination of your employment, (for whatever reason) be directly or indirectly concerned, involved or interested (other than as a shareholder) in any business, company or firm carrying on a business of a type which is likely to be in competition with any business carried on at the date of termination by the Company or any subsidiary or associated company, within the year preceding the termination of employment with which you had any involvement.

  c.
  You agree that you will not for a period of six months from the termination of employment (for whatever reason) solicit orders or custom from, or accept orders and custom from any individual or company who within a period of two years before the termination of your employment bought or considered or agreed to buy, hire, hired on a credit agreement or otherwise agreed or considered purchasing goods or services from the Company, or any of its subsidiary or associated company, and with whom you may have had contact during the two years prior to the termination of your employment.

  d.
  You agree that you will not, either during the course of your employment or for a period of six months from the termination of employment (for whatever reason) try to influence in any way the relationship between any of the Company's suppliers, customers or employees of the Company or of any subsidiary of or associated company.

  e.
  You agree that you will not at any time after the termination of your employment (for whatever reason) use the name of the Company or any group company or any name likely to cause confusion therewith in the minds of the public for the purposes of the business similar to or competing, with any business carried on by the Company or any other group company, either by using a name as part of a corporate name or otherwise.

  f.
  You agree that you will not at any time, after termination of your employment (for whatever reason) represent yourself as being in any way connected with or interested in the Company or any other group company.

  g.
  You and the Company agree that the covenants set out in the sub sections a to f inclusive are separate and severable and enforceable accordingly. Whilst the restrictions are considered by the Company and you to be reasonable in all the circumstances at this date, it is acknowledged that restrictions of such a nature may be invalid because of changes in circumstances or other unforeseen reasons, then accordingly if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be valid and effective if part of the wording thereof were deleted or the period thereof reduced, they shall apply with such modification as may be necessary to make them valid and effective.

9.     Pension Scheme

  The Company operates a contributory pension scheme which you will be eligible to join on commencement of employment. For further details please refer to the Telewest Pension Plan booklet.

10.   Company Car

  You will be entitled to a Company Vehicle or equivalent Cash Allowance as set out in Appendix B.

11.   Other Benefits

  You will be entitled to Company benefits as set out in Appendix D.

l2.    Expenses

  The Company will reimburse you for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to such expenses being within the relevant Company Travel & Expenses Policy of the Company (as amended from time to time) and to your producing receipts in respect of such expenses.

13.   Holidays

  The holiday year runs from 1 January to 31 December. Your basic holiday entitlement is 23 working days, in each calendar year. Entitlement is accrued for each complete month worked. Upon reaching three year's continuous service with Telewest your annual holiday will increase by one day per year of service thereafter up to a maximum of 25 days. Employees who work less than 37.5 hours per week will be entitled to paid holiday pro-rata in accordance with the number of hours worked per week. If your employment commenced or terminates part way through the holiday year, your entitlement to holidays during that year will be assessed on a pro-rata basis. Holidays must be taken at times convenient to the Company and at least 14 days notice of intention to take holiday must be given to your immediate manager. No more than 10 working days holiday may be taken at any one time unless prior permission is given by your immediate manager.

  You are required to take at least 20 days of your holiday entitlement each year, (or pro-rata as appropriate). It may be possible to carry over entitlement to excess of these 20 days (but only up to a maximum of 5 days), by prior arrangement with your manager and must be taken by 31 March, the following year. Holidays which have been accrued but not taken will be accrued on the basis of complete months worked only.

  (a)
  Holiday Pay

  Holiday pay is payable at the on target earning rate. Any excess of holiday taken over earned entitlement will be deducted from your entitlement to final pay on leaving. if this amount is in excess of your final pay, we may seek to recover this money from you. Payment for any unused entitlement on leaving will be added to your final salary.

  (b)
  Public Holidays

  Public Holidays are in addition to annual holidays and are as follows:

  Good Friday, Easter Monday, May Day Holiday, Spring Bank Holiday, August Bank Holiday, Christmas Day, Boxing Day, New Years Day and any other day as decreed by Parliament.

  You may be required to work some Public Holidays in accordance with your work rota, should this be the case you will receive payments in accordance with the Company Policy.

14.   Sickness, Absence and Sick Pay

  The procedure to follow in the event of sickness or injury preventing you from attending work can be found in the Company Handbook. Your entitlement to sick pay is under the statutory sick pay scheme and the Company's sick pay scheme. Sick pay is based on "on target earnings" pay inclusive any statutory sick pay, where applicable.

  Company Sick Pay

Up to one year of continuous service	3 weeks
Between 1 and 2 years of continuous service	6 weeks
Over 2 years	13 weeks

  Company sick pay is paid as appropriate, on a rolling twelve month basis, starting with the date of commencement of employment. It is only paid at the discretion of the Company, where the Company/Company Doctor believes that the illness is bona fide.

  Short Team Disability

  Provides a maximum of 13 weeks of pay for employees ("on target earnings" as appropriate) with more the than one years service. This payment is available once the Company Sick Pay Entitlement has been exhausted and is at the discretion of your Functional Director.

  Permanent Health Insurance

  See Appendix D.

  For further details please refer to the Company Handbook.

  The availability of these sickness benefits does not preclude dismissal, on the ground of incapability and the Company reserves the right to take this course of action, as it deems appropriate, prior to any of the above benefits becoming effective, or indeed during the course of payment of any of them.

  Following receipt of your completed medical questionnaire, on commencement of employment, the Company reserves the right to request you to undergo a medical examination, by a doctor appointed by the Company or to request a report from your own General Practitioner/Consultant. This is subject to your rights under the Access to Medical Reports Act 1988. The results obtained must be considered satisfactory to the Company and your employment may not be confirmed until such a satisfactory result is available.

  At any time during your employment, your sickness record may be reviewed and you may be asked to attend a medical examination with a doctor appointed by the Company or to consent to a report taken from your own General Practitioner or Consultant.

  In all cases, the provisions of the Disability Discrimination Act 1995 will be considered by the Company and your rights under the Access to Medical Reports Act 1988 will be preserved.

15.   Maternity/Paternity Provisions

  Female employees are entitled to maternity leave and pay in accordance with statutory and Company provisions. You are required to inform the Company, as soon as you are in a position to do so, that your pregnancy has been confirmed. Details are to be found in the "Maternity policy" available from your HR department.

  Male employees are entitled to 3 days paid leave, to be taken at the time of your wife or partner having a baby. Statutory Parental leave entitlements are detailed in the "Parental Leave" policy. This is available from your HR department.

16.   Grievance and Discipline

  Grievance Procedure

  If you have a grievance regarding your employment you should refer to the grievance procedure which is set out in the Company Handbook

  Disciplinary Procedure

  The disciplinary rules are also to be found in the Company Handbook.

17.   Performance Appraisal

  In relation to the performance of your duties, you will be required to participate in the appraisal scheme operated within the Company, subject to any amendments or modifications that may be made to the scheme. For this purpose, participation means being involved in the scheme as an appraisee, or appraiser, or both. Review of salary, from time to time will be affected by the outcome of the annual appraisal.

18.   Collective Agreement

  There is no collective agreement in force which directly affects the terms and conditions of your employment.

19.   Employment outside the United Kingdom

  There are no particulars to be given to you relating to employment outside the United Kingdom.

20.   Fidelity

  The contractual relationship between you and the Company is founded on trust. Any breach of this trust by you, such as the unauthorised disclosure to a third party of confidential information about matters connected with the business, will render you liable to disciplinary action, and/or to civil proceedings to restrain you from disclosing the information to a third party, or from making personal use of it without authority from a Senior Manager/Director, or for damages if loss to the Company results from an unauthorised disclosure. This restriction shall continue to apply after the termination of your employment without limitation in time, but shall cease to apply to any information of knowledge which may subsequently come into the public domain other than by way of authorised disclosure.

  Nothing in this agreement shall restrict the rights of the employee from making a protected disclosure under the Public Interest Disclosure Act 1998, as amended.

  All records, documents, other papers and computer data (together with any copies of extracts thereof), made or acquired by you in the course of your employment shall be the property of the Company and must be returned on the termination of your employment. The copyright in all such records, documents and papers shall at all times belong to the Company.

21.   Inventions and Copyright

  You agree to disclose and assign to the Company all interests, sale or joint, in improvements or inventions devised wholly or partly by you, or as a result of your employment. Such improvements or inventions may pertain to the products and business of the Company, of the parent or any subsidiary company, division or associated company, whether or not such improvement or invention is patentable. You agree to disclose and assign all papers and impart all information as may be necessary for such improvements or inventions. The copyright in all cases will, at all times, belong to the Company.

  If your work with the Company involves you in handling confidential information in this respect, making inventions or the creation of copyright material, you will be required to sign an additional agreement relating to the protection of this material.

22.   Exclusivity of Service

  You are required to devote your full time attention and abilities to your job during working hours, and to act in the best interests of the Company at all times.

  You must not, without the written consent of the Company, be in any way directly or indirectly engaged or concerned with any other business or undertaking where this is likely to be in conflict with the interests of the Company. However, this does not preclude you holding no more than 5% equity in any Company which is quoted on a recognised Stock Exchange.

23.   Gifts and Gratuities

  You may not at any time accept any gift, gratuity or any other benefit in cash or kind, offered by any supplier, customer, or prospective supplier or customer or other third party, without the prior written consent of the Company.

24.   Definition of "Associated Company"

  In this Agreement "associated company" includes any firm, company, corporation or other organisation which:

  24.1
  is directly or indirectly controlled by the Company; or

  24.2
  directly or indirectly controls the Company; or

  24.3
  is directly or indirectly controlled by a third party who directly or indirectly controls the Company.

25.   Duty to Report

        It is expected that you will act with due diligence and upmost honesty at all times. The Company sees it as your duty to report any acts of misconduct, dishonesty, breach of Company rules committed, contemplated, or discussed by another member of staff or any other third party. A failure to do so on your part may be regarded as serious and could lead to disciplinary action being taken against you, up to and including dismissal.

  Your employment rights will be protected by the Public Interest Disclosure Act 1998, or as amended.

26.   Notification of Convictions

  You are required to notify your manager if you are charged with any offence or convicted. This is either prior to or during your employment and is subject to The Rehabilitation of Offenders Act 1974. Failure to disclose charges or convictions may result in disciplinary action being taken against you, up to and including dismissal.

27.   Internal Investigation

  Fraud and Security investigators may investigate any member of Staff were there is reasonable suspicion of fraud or criminal activity against that company.

  Further details are to be found in the Company Handbook or relevant policy.

28.   Severability

  If any provision of this agreement or of a clause hereof is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions within that clause and the remainder of this agreement shall be severable and enforceable in accordance with their terms so long as this agreement without such terms or provisions does not fail of it's essential purpose. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this agreement.

29.   IT Security

  Every staff member is responsible for complying with the security requirements detailed in the IT Security Policies and Procedures Documents. This will be by using appropriate safeguards to protect systems and data, by protecting sensitive data from improper disclosure, by backing up critical data periodically, and if a security incident occurs, by following proper incident response procedures. Further details are to be found in the relevant Policy/Company Handbook.

  ANY PREVIOUS CONTRACT OF EMPLOYMENT BETWEEN THE COMPANY AND THE EMPLOYEE IS HEREBY SUPERSEDED

Signed on behalf of the Company	Charles Burdick, Group Finance Director
Date

I hereby acknowledge that I accept the Terms and Conditions of Employment as stated above and that I have received this written statement of them.
I confirm my start date as	To be confirmed
Signed by the employee
Date	6/3/00
Employee name	Neil Smith

APPENDIX D

ADDITIONAL BENEFITS

Telewest offers an excellent range of benefits, which you will find, detailed below. You will also receive further information on other benefits at your induction, or you may refer to the appropriate section in your Company handbook.

COMPANY PENSION SCHEME

Telewest operates an occupational pension plan. All permanent employees are encouraged to join, regardless of their status or number of hours worked.

The Scheme is a "money purchase" arrangement, where yours and the Company's contributions are invested and accumulate into an individual pot of money to be used to purchase benefits to meet your own circumstances, at the time of your retirement. In the event of your death, (before retirement) the total fund would become payable to your dependants.

You will be eligible to join the scheme on the commencement of your employment. Should your start date be during the calendar month entry to the scheme is on the 1st of the month following your start date. Further details about the Plan are set out in the enclosed explanatory booklet.

The Company will contribute to the Plan on your behalf, providing you pay a minimum 3% contribution. Details are set out in the explanatory booklet. You will also have the opportunity to make additional contributions (without Company matching) up to a maximum of 15% of taxable earnings (subject to the annual earnings cap limit).

Your contributions will qualify for tax relief, at your normal rate of taxation.

Members of the Scheme are not contracted-out of the State Earnings Related Pension Scheme (SERPS) and therefore pay the full rate of National Insurance contributions and accrue SERPS benefit.

The normal retirement age is 60. For further details on the Plan, please contact your HR department.

PRIVATE MEDICAL INSURANCE

In partnership with PPP Healthcare, the Company subscribes on your behalf to its private health care scheme for you and your family. Entry to the scheme is automatic and commences from the first day of employment.

If you wish to opt out of the Company PPP scheme you must inform your local Human Resources team in writing. (Please note that if you chose to opt out, you may not apply to join the scheme until the annual scheme renewal on 1st April). You may however, if as a result of a lifestyle change. ie, new partner, birth of a child, add dependants to your enrolment at any time in the year,

Please be aware that PPP cover is a taxable benefit and that your receipt of this will be declared to the Inland Revenue annually. You will pay tax on the value of the benefit at your normal rate of taxation.

FAMILY COVER

Cover under the PPP scheme also extends to your family from the date of commencement of your employment. In order to initiate the cover for your partner and/or dependants you will be asked to provide details of their names and date of births. Dependants are children under the age of 21 or in full-time education.

CLAIMS

If a doctor refers you to a specialist you should first seek the doctor's advice about the need to seek private medical care.

If private medical treatment is recommended, you need to ring the PPP Helpline 0800 146 688 to obtain a claim form. You should telephone the help line before you embark on my treatment or incur any costs. The help line is available between 8.00 am and 10.00 pm front Monday to Friday, and 9.00 am–5.00 pm on Saturday and is managed by experienced customer advisors with support from qualified nurses. When you join the Company you will receive a PPP scheme membership booklet including a help line card with the help line telephone number.

If you do not adhere to this procedure you may be personally responsible for any medical costs incurred.

CONTAINING COSTS

Since PPP cover is a taxable benefit, the higher the costs of subscription the greater your liability for income tax. It is to both the Company's and your advantage, therefore, to contain costs as much as possible.

Please read the PPP scheme member's booklet, which contains useful advice about seeking private medical treatment. (Further copies available from your HR department).

PERMANENT HEALTH INSURANCE

Should you be absent from work due to illness or accident continuously for more than 28 weeks you may be eligible to continue to receive a proportion of your pay. The payments will continue however long the incapacity may last, and if necessary, right up to your normal retirement age.

We have arranged group insurance (usually called permanent health insurance or PHI) with an insurance company. The benefits are subject to the restrictions imposed, and to the admittance of a claim, by the insurer.

In the case of our policy, the payment of benefit commences after 28 weeks of the incapacity. In the event of a claim, once you have satisfied the conditions required by the Company, you will be asked to provide medical evidence satisfactory to the insurers before any payments can be made. Any payments are made at the discretion of the insurance company and should not be assumed guaranteed until confirmation has been received. Any such payments will be made in accordance with the policy terms and conditions of the insurers with whom we hold the policy at that time. In common with other policies of this type, certain health conditions may not be eligible for PHI cover.

Further details are available from your HR department, where the scheme rules will also be available for inspection.

Every attempt will be made to re employ you in your own or a suitable alternative occupation in the event of recovery. However, should there be no suitable vacancy, the Company reserves the right to terminate your employment.

The benefit will amount to 75% of your net pay*, after taking into account any State Sickness and invalidity benefits, as well as National Insurance contributions, income tax and your pension contribution to the pension scheme. In addition, the Company's pension contributions to Pension Scheme will be maintained. Life Assurance cover will also be maintained at the pre-disability level.

As a permanent employee, you will qualify for the Scheme from your first day of employment.

* The benefit will be based on your basic annual salary, prior to disability, or if appropriate, "on target earnings" for employees who are given an OTE figure. The figure on which the benefits are based cannot be greater than the annual average of the employees' total earnings with the Company for the last three years.

The availability of PHI does not preclude dismissal on grounds of incapability, either prior to the benefit being paid or even during the course of payment.

LIFE ASSURANCE

From the first day of employment with the company you are covered for Life Assurance. The benefit is available whether or not you join the pension scheme. The benefit payable to your beneficiaries/dependants is four times your annual salary in the event of your death. This benefit will amount to 4 × your basic salary. Salaries in excess of the current free limit of £96,000 will require underwriting through our Insurance Company. You may be required to attend a full medical in order for underwriting to commence.

Benefit is available for any cause of death including illness and accident whether it occurs at work or not and is based upon the salary received at the time of death. Employees with an "on target earning" will receive four times "on target earnings". (Subject to any Inland Revenue limits).

The Company will meet the costs of premiums for this benefit and you are not taxed on the benefit. Under present legislation your benefit will not normally be subject to Inheritance Tax.

To avoid any possible tax liability and the delays, which can occur when payments are made the Scheme, is arranged so that the Trustees of the Pension Scheme have the discretion to decide who receives the benefit.

You must complete a Nomination of Beneficiary forms and advise your local Human Resources team of any changes that you may wish to make from time to time. A Nomination of Beneficiary form is enclosed with your offer of employment.

The Trustees will respect your wishes, where possible, in respect of nominations, but do have the authority to amend these depending upon personal circumstances prevailing in the event of your death. It is therefore important that you ensure that your nomination form is kept up to date if your circumstances change.

Life Assurance cover is arranged with an insurance company on your behalf but you should note that the responsibility for meeting any claims or dealing with disputes rests entirely with the Insurers and the Trustees of the Pension Scheme.

ACCIDENT INSURANCE

From your first day of employment with the Company you are also covered under the Company's accident insurance scheme. This provides you with personal accident insurance up to a value of four times your annual salary in the event of loss of one or more eyes and limbs.

Further details are available from your HR department.

Please read the information contained In the above Appendix D and sign the acknowledgement section below to indicate your receipt and understanding of this information. Please retain a copy of the Appendix D for your own records and return the signed Appendix D to the HR department together with your signed Contract of Employment.

SIGNED

PRINT NAME

DATE
6/3/00

Appendix E

Entitlement to Company Car or Cash Allowance in lieu

You will be entitled to the use of a Grade D car supplied by the Company for business and private use, running costs to be met by the Company. The provision of this vehicle is conditional on your acceptance of the rules of use contained in the Vehicle Users' Handbook, a copy of which is available on request.

You will also be entitled to receive a Company Fuel Card provided by the Company for Private and Business use. This will be issued to you on commencement of employment.

If you accept the use of a Company vehicle you agree to notify the Company of any accident, prosecution, licence endorsement or any disability which may, in any way affect your driving ability.

If you accept the use of a Company vehicle you agree never to drive a Company vehicle with an excess of alcohol or drugs as prescribed by law. You agree to notify the Company immediately if you are summonsed for a drink driving offence committed in a Company vehicle. You acknowledge that you may be suspended from work pending the court hearing and, if convicted, will be dismissed without notice. Failure to report the offence will itself result in dismissal.

The Company reserves the right to recall the Company vehicle in the event of a four week continuous period of absence due to sickness or injury.

Upon termination of employment, the Company vehicle will be immediately returnable and no compensation would be payable.

As an alternative you may wish to consider exchanging your vehicle benefit for a cash allowance which would be paid monthly as an addition to your salary. The current level of allowance for your grade of vehicle is £8,844 per annum.

This allowance will be subject to usual tax and NI deductions but is not reckonable for pension, overtime or bonus purposes. The cash allowances will be reviewed Company-wide from time to time and may be increased or decreased depending on the prevalent Vehicle policy and tax situation. Car allowances are not included as part of your annual salary review.

Cash allowances are granted for a one year term at the end of which you may again have the choice of accepting a Vehicle should the prevalent policy allow.

Depending on the requirements of your job you may be required to observe certain restrictions on the type of vehicle you use for business purposes. For example in most instances the Vehicle should be;

•
Less than four years old at time of the acceptance of the cash allowance

•
Of standard specification (i.e. uncustomised)

•
In good physical and mechanical order

The above restrictions are likely to apply unless you have no reason to use a vehicle on business.

If you accept a cash allowance you may be able to claim Income Tax deductions against certain vehicle expenses, for example a percentage of the maintenance. insurance and running costs. The higher the percentage of business miles to personal miles you travel the more significant these tax savings will be. You are advised to take financial advice, or consult your tax office, to find out more about possible savings.

You should note that you will be required to insure a personally owned vehicle for any business travel.

It is Company policy to make the most efficient use of its car fleet and consequently if a Grade D vehicle, of any model, is currently available in the fleet to be reallocated, you will be obliged to take this as your company vehicle for its remaining term.

Should you opt for a Company Car, and there be no existing Grade D vehicle within the fleet requiring reallocation, you will be informed, and requested to select from the current company vehicle listing relevant to your grade.

Please indicate below whether you prefer to be provided with a company vehicle or the alternative cash allowance.

X
Cash Allowance	@ £8,844
Company Car		X

Examples of Grade D Vehicles Full list by manufacturer available on request	Audi BMW Jaguar Land Rover Mercedes Saab Volvo Rover	A4 2.8 SE 4dr 528i 2.8 SE 4dr S-Type 3.0 V6 4dr Discovery 3.9 V8i GS 5st 5dr Est C 230 K 2.3 Elegance Komp 4dr 9-3 Coupe 2.3 Viggen 3dr S80 2.9 SE 4dr Auto 825 2.5 Sterling 4dr

Signed	Date	6/3/00

Please return this form with your signed Statement of Terms and Conditions

24th September 2002

Neil Smith
Cricketwood House
Frensham Road
Lower Bourne
Farnham
Surrey
GU10 3PZ

Dear Neil

Further to our recent discussions, I am pleased to confirm your appointment as Finance Director, with effective from 1 September 2002, reporting to me. From the same date, your salary is increased to £185,000. This increase will be reflected in the October payroll and will be backdated to the above date.

As a result or your appointment, your grade has been reviewed and you will now be administered in Grade C of the Company's structure. All other terms and conditions of your employment remain unchanged.

It remains for me to congratulate you on your new appointment and to wish you success with this exciting new challenge, I look forward to working with you.

Best wishes.

Yours sincerely,

Charles Burdick
Managing Director

Neil Smith Cricketwood House Frensham Road Lower Bourne Farnham Surrey GU10 3PZ	Telewest Communications plc 160 Great Portland Street London W1W 5QA	Telephone 020 7299 5000 Fax 020 7299 6000 www.telewest.co.uk

25th August, 2003

Dear Neil

Further to our recent discussions I am delighted to be able to confirm your appointment to the position of Group Finance Director with effect from 1st September 2003. You will report directly to me.

To reflect your increased responsibilities your salary will be increased to £250,000 per annum also with effect from 1st September, 2003. This is confirmed as a Grade C role.

As you are aware the proposed financial restructuring of the Company is likely to result in only one board position being available to the current management team. Therefore, with effect from the date of your appointment, the position of Group Finance Director will not be a Board appointment. However, you also understand that it is possible that after the completion of the financial restructuring a newly constituted Board may appoint a senior finance executive and that person may be appointed to the Board. Your reporting lines may then change as may some of your responsibilities. By signing this letter you agree that any such other appointment or changes will not constitute a breach or your contract of employment or a constructive dismissal by the Company. For the avoidance of doubt, it is not envisaged that there would be any reduction in your remuneration by virtue of such changes.

Whilst the future senior management structure of the Company is uncertain I would nevertheless like to take this opportunity to wish you every success in your new role.

Except as varied by this letter. your current terms and conditions continue to apply to your new appointment.

Please will you sign and return the duplicate copy of this letter to confirm your acceptance of your revised terms and conditions.

Yours sincerely,

Charles Burdick Managing Director
Telewest Communication plc Export House Cawsey Way Woking Surrey GU21 6QX
Reg in England No 2983307

QuickLinks

  Exhibit 10.9
TELEWEST COMMUNICATIONS GROUP LTD STATEMENT OF TERMS AND CONDITIONS
  APPENDIX D
ADDITIONAL BENEFITS